                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-51843

PROSPECTUS SUPPLEMENT                                           Ratings:
(TO PROSPECTUS DATED AUGUST 10, 1998)                    Standard & Poor's "A-"
                                                                   Moody's "a3"
                                                         (See "Ratings" herein)



[LOGO OF WEINGARTEN REALTY    3,600,000 SHARES
 INVESTORS APPEARS HERE]

                          WEINGARTEN REALTY INVESTORS

            7.125% SERIES B CUMULATIVE REDEEMABLE PREFERRED SHARES
                   (Liquidation Preference $25.00 per Share)

                               ----------------

  Weingarten Realty Investors is a real estate investment trust which has developed, acquired and owned anchored neighborhood and community shopping centers and, to a lesser degree, industrial real estate since its organization in 1948. We are offering to the public our Series B Preferred Shares. The principal terms of the Series B Preferred Shares are:

  . We will pay cumulative dividends from the date of original issuance, in the amount of $1.7812 per share per year (equivalent to 7.125% of the $25 liquidation preference).
  . We will pay dividends quarterly, beginning on December 15, 1998.
  . We are not allowed to redeem the shares before October 20, 2003.
  . On and after October 20, 2003, we may redeem the shares from the proceeds of an offering of our capital shares, by paying the holder $25 per share, plus any accrued and unpaid dividends through the date of such redemption.
  . Upon the death of a shareholder, the shareholder's estate has a limited right to have us redeem shares owned by the shareholder.
  . The shares have no maturity date and will remain outstanding indefinitely unless redeemed. The shares are not convertible into any other of our securities.
  . Holders of the shares generally have no voting rights, except if we fail to pay dividends for six quarters.
  . The shares will not be listed on any exchange and there may be a limited trading market for the shares.

                                                           Per Share    Total
      Price to Investor................................... $  25.00  $90,000,000
      Underwriting Discount............................... $ 0.7875  $ 2,835,000
      Proceeds to Company................................. $24.2125  $87,165,000

                               ----------------

  This offering is being underwritten by Edward D. Jones & Co., L.P. on a firm commitment basis, which means that it must purchase all of the Series B Preferred Shares if any are purchased. The underwriter's purchase of the Series B Preferred Shares is subject to a number of conditions.

                               ----------------

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                          EDWARD D. JONES & CO., L.P.

                               ----------------

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 20, 1998.

ABOUT THIS PROSPECTUS SUPPLEMENT                                    DIVIDENDS

     You should read this Prospectus Supplement                          If you purchase the Series B Preferred Shares,
along with the Prospectus that follows.  Both                       you are entitled to receive cumulative cash dividends at
documents and the documents incorporated in them by                 an annual rate of 7.125% of the liquidation preference
reference contain information you should consider                   (equivalent to $1.7812 per share).  Dividends will
when making your investment decision.  You should                   accumulate from the date we issue the shares and will
rely only on the information provided or incorporated               be paid quarterly in arrears on March 15, June 15,
by reference in the Prospectus Supplement and the                   September 15 and December 15, of each year,
Prospectus.  We have not authorized anyone else to                  beginning December 15, 1998.
provide you with different information.  We are not
making an offer of the Series B Preferred Shares in any             USE OF PROCEEDS
state where the offer is not permitted.  You should not
assume that the information in this Prospectus                           The company plans to use the net proceeds to
Supplement or the Prospectus is accurate as of any date             repay debt, acquire and develop properties and for
other than the date on the front of these documents.                other corporate purposes.

SUMMARY                                                             RANKING

     The following information supplements, and                          With respect to the payment of dividends and
should be read in conjunction with, the information                 payments upon liquidation, the Series B Preferred
contained in this Prospectus Supplement and in the                  Shares will rank equally with any other preferred shares
accompanying Prospectus.  This summary may not                      which are not by their terms junior to the Series B
contain all of the information that is important to you.            Preferred Shares and will rank senior to our common
To understand this offering fully, you should read the              shares and any other shares which by their terms rank
entire Prospectus Supplement and the accompanying                   junior to the shares offered hereby.
Prospectus, including the documents incorporated by
reference into the Prospectus, carefully.                                As of September 30, 1998, there were
                                                                    3,000,000 Series A Preferred Shares outstanding, with
THE COMPANY                                                         an aggregate liquidation value of $75,000,000, which
                                                                    rank equally with the Series B Preferred Shares.
     The company is a real estate investment trust
("REIT") based in Houston, Texas.  The company                      LIQUIDATION RIGHTS
develops, acquires and owns anchored neighborhood
community shopping centers.  To a lesser degree, we                      The Series B Preferred Shares will have a
develop, acquire and own industrial real estate.  We                liquidation preference of $25 per share, plus an amount
have engaged in these activities since 1948.                        equal to accrued and unpaid dividends.

     As of September 30, 1998, we owned or had                      REDEMPTION AT OUR OPTION
an equity interest in 204 operating properties consisting
of 24.2 million square feet of building area.  These                     We may redeem some or all of the Series B
properties consist of 176 shopping centers generally in             Preferred Shares at any time after October 20, 2003
the 100,000 to 400,000 square foot range, 27 industrial             solely from the proceeds of an offering of our capital
projects and one office building.  Our properties are               shares.  No other source of funds may be used to
located in Texas (154 properties) and the following                 redeem the shares.
states:  Louisiana (11), Arizona (10), Arkansas (6),
Nevada (5), New Mexico (5),  Oklahoma (4), Kansas                   LIMITED RIGHT OF REDEMPTION UPON
(3), Colorado (2), Missouri (1), Tennessee (1), Illinois            DEATH OF SHAREHOLDER
(1) and Maine (1).  Our shopping centers are anchored
primarily by supermarkets, drugstores and other                          We must redeem Series B Preferred Shares
retailers that sell basic necessity-type items.  We                 tendered by estates of deceased shareholders at a price
currently lease to approximately 2,500 different                    of $25.00 per share.  We will not, however, redeem in
tenants under 3,300 separate leases.  For the nine-                 any 12-month period more than 1,000 shares of Series
month period ended September 30, 1998, no single                    B Preferred Shares from any one estate.  There are also
tenant represented more than 3.2% of our revenues.                  limitations on the total amount of Series B Preferred
On September 30, 1998, our properties were 93.7%                    Shares that may be redeemed from all estates in any
occupied.                                                           year.  We may make the estate redemptions in cash or
                                                                    in our common shares.  See "Description of the Series
                                                                    B Preferred Shares -- Limited Right of Redemption
                                                                    Upon Death of a Shareholder By the Estate of the
                                                                    Shareholder" beginning on page S-8.

CONVERSION                                                          LIMITED VOTING RIGHTS

     The Series B Preferred Shares are not                               As a holder of Series B Preferred Shares, you
convertible or exchangeable for any other property                  will have voting rights only under certain conditions. If
or securities of the company.                                       we fail to pay dividends to you for six or more quarterly
                                                                    periods, the holders of the Series B Preferred Shares
OWNERSHIP LIMITS                                                    (together with any other preferred shareholders who
                                                                    have the same voting rights) may elect two additional
     Ownership by a person or certain groups of                     trust managers to serve on our board of trust managers.
persons of more than 9.8% of our outstanding common                 They will serve on the board until all dividends in
and preferred shares together is restricted in order to             arrears have been paid.
insure that we preserve our status as a REIT for federal
income tax purposes.                                                BOOK ENTRY

                                                                         The Series B Preferred Shares will be
TRADING                                                             represented by a global security that will be deposited
                                                                    with and registered in the name of The Depository Trust
     The Series B Preferred Shares will not be                      Company, New York, New York.  This means you will
listed for trading on an exchange.                                  not receive a certificate for the Series B Preferred
                                                                    Shares.

RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED SHARE
DIVIDENDS

     The following table sets forth the ratio of earnings to combined fixed charges and preferred share dividends for the periods shown:




                                                Three Months Ended       Six Months Ended
                                                     June 30,                June 30,
                                                ------------------      ------------------

                                                 1998        1997        1998        1997
                                                ------      ------      ------      ------
Ratio of Earnings to Combined Fixed
   Charges and Preferred Share Dividends ....    2.31x       2.64x       2.29x       2.69x
Ratio of Funds From Operations before
   Interest Expense to Combined  Fixed
   Charges and Preferred Share Dividends ....    3.31x       3.85x       3.38x       3.92x

     The ratios of earnings to combined fixed                            For these purposes, earnings consist of income before
charges and preferred share dividends were computed                 extraordinary items plus fixed charges (excluding
by dividing earnings by the sum of fixed charges and                interest costs capitalized) and preferred dividends.
preferred share dividends.  The ratios of funds from                Funds from operations before interest expense consists
operations before interest expense to combined fixed                of net income plus depreciation and amortization of real
charges and preferred share dividends were computed                 estate assets, interest on indebtedness and extraordinary
by dividing funds from operations before interest                   charges, less gains and losses on sales of properties and
expense by the sum of fixed charges and preferred share             securities.
dividends.

SUMMARY FINANCIAL DATA

     The following summary is a selection of                        financial statements contained in our Quarterly Report
certain financial information of the company.  This                 on Form 10-Q for the quarter ended June 30, 1998.  See
information is taken from and should be read along with             "Available Information" in the Prospectus.  The
our audited financial statements contained in our most              following table presents selected unaudited financial
recent Annual Report on Form 10-K for the year ended                data of the Company as of and for the three months and
December 31, 1997 and our unaudited consolidated                    the six months ended June 30, 1998 and 1997:

                                                                   Three Months Ended        Six Months Ended
                                                                        June 30,                  June 30,
                                                                 ---------------------     ---------------------
                                                                   1998         1997         1998         1997
                                                                 --------     --------     --------     --------
                                                                  (Dollars in thousands except per share amounts)
OPERATING DATA                                                                       (Unaudited)
Revenues:
  Rentals........................................................ $ 47,787     $ 41,613     $ 94,021     $ 81,880
  Interest:
    Securities and Other.........................................       63          261          106          551
    Affiliates...................................................      292          370          656          731
  Equity in earnings of real estate joint ventures and
      partnerships...............................................       91          259          186          503
  Other..........................................................      575          340          801          851
                                                                  --------     --------     --------     --------
      Total......................................................   48,808       42,843       95,770       84,516
                                                                  --------     --------     --------     --------
Expenses:
  Depreciation and amortization..................................   10,219        9,438       20,306       18,741
  Interest.......................................................    8,086        7,243       16,419       14,141
  Operating......................................................    7,475        6,706       14,288       12,712
  Ad valorem taxes...............................................    6,075        5,524       12,058       10,861
  General and administrative.....................................    1,863        1,230        3,397        2,632
                                                                  --------     --------     --------     --------
      Total......................................................   33,718       30,141       66,468       59,087
                                                                  --------     --------     --------     --------
Income from Operations...........................................   15,090       12,702       29,302       25,429
Gain (loss) on sales of property.................................      (13)          53           70          102
Extraordinary Charge (early retirement of debt)..................                             (1,392)
                                                                  --------     --------     --------     --------
Net Income.......................................................   15,077       12,755       27,980       25,531
Dividends on Preferred Shares....................................    1,395                     1,969
                                                                  --------     --------     --------     --------
Net Income Available to Common Shareholders...................... $ 13,682     $ 12,755     $ 26,011     $ 25,531
                                                                  ========     ========     ========     ========
Funds from Operations/1/......................................... $ 23,822     $ 22,040     $ 47,447     $ 43,960
                                                                  ========     ========     ========     ========
Net Cash Provided by Operating Activities........................                           $ 42,924     $ 41,881
                                                                                            ========     ========

Net Income Per Common Share - Basic..............................     $.51         $.48         $.98         $.96
Net Income Per Common Share - Diluted............................     $.51         $.48         $.97         $.95
Cash Dividends Declared Per Common Share.........................     $.67         $.64        $1.34        $1.28

BALANCE SHEET DATA                                                              June 30,          December 31,
                                                                                  1998                1997
                                                                              ------------        ------------
     Real Estate, before accumulated depreciation............................. $1,202,921          $1,118,758
     Total Real Estate Assets.................................................    925,576             859,031
     Total Assets.............................................................    995,409             946,793
     Total Debt...............................................................    499,034             507,366
     Shareholders' Equity.....................................................    453,129             389,986

/(1)/  The Company considers funds from operations to be an alternate measure of the performance of an equity REIT since such measure does not recognize depreciation and amortization of real estate assets as operating expenses. Management believes that reductions for these charges are not meaningful in evaluating income-producing real estate, which historically has not depreciated. The National Association of Real Estate Investment Trusts defines funds from operations as net income plus depreciation and amortization of real estate assets, less gains and losses on sales of properties. Funds from operations does not represent cash flows from operations as defined by generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity.

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds from the sale of the Series B Preferred Shares of approximately $87.0 million after all issuance costs. We will use the net proceeds to pay down approximately $43.2 million outstanding under our revolving credit facilities. The $200 million revolving credit facility currently bears interest at LIBOR plus 40 basis points per annum and matures in November 2000. The revolving credit debt was incurred to fund acquisitions, new development, and on-going capital requirements of existing neighborhood and community shopping centers and industrial projects., and future borrowings under such revolving credit facilities may be used for such purposes. The remaining proceeds will be used to acquire and develop properties and for general working capital purposes. Pending the application of the net proceeds as described above, the Company intends to invest the net proceeds in short-term, interest-bearing securities.

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company at June 30, 1998 and as adjusted to reflect: (a) the issuance of the Series B Preferred Shares and the application of the estimated net proceeds therefrom and
(b) certain events that occurred subsequent to June 30, 1998, including (1) the sale of $47.5 million of fixed-rate unsecured notes and $82.0 million of variable-rate unsecured notes, the proceeds of which were used to pay down amounts outstanding under the company's revolving credit agreements, and (2) the funding of $55.6 million of acquisitions and new development of additional properties under the company's revolving credit agreements during and subsequent to the third quarter of 1998. See "Use of Proceeds."

                                                                                     (DOLLARS IN THOUSANDS
                                                                                        EXCEPT PER SHARE)

                                                                                     JUNE 30,        AS
                                                                                       1998       ADJUSTED
                                                                                     --------     ----------
DEBT:
  Fixed-Rate Debt Payable to 2015 at 6.0% to 10.5%.................................. $355,190     $  402,690

  Variable-Rate Debt (1)(2):
    Revolving Credit Agreements.....................................................  122,896            ---
    Unsecured Notes Payable.........................................................      ---         82,000
    Industrial Revenue Bonds to 2015 3.6% to 6.8%...................................    7,372          7,372
    Obligations Under Capital Leases................................................   12,467         12,467

  Other debt........................................................................    1,109          1,109
                                                                                     --------     ----------
        Total Debt..................................................................  499,034        505,638
                                                                                     --------     ----------
SHAREHOLDERS' EQUITY:
     Preferred Shares $0.03 par value: authorized 10,000,000.

     7.125% Series B Cumulative Redeemable Preferred Shares of Beneficial
     Interest, liquidation preference $25.00 per share, no shares issued and
     outstanding (3,600,000 as adjusted)............................................                     108
     7.44% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest,
     liquidation preference $25.00 per share, 3,000,000 shares issued and
     outstanding....................................................................       90             90

     Common Shares, $0.03 par value: authorized - 150,000,000;
     Outstanding - 26,666,501.......................................................      800            800

     Capital Surplus................................................................  452,239        539,171
                                                                                     --------     ----------
        Total Shareholders' Equity..................................................  453,129        540,169
                                                                                     --------     ----------
          Total Capitalization...................................................... $952,163     $1,045,807
                                                                                     ========     ==========

(1)  Interest rate swap agreements in a notional amount of $40 million fix the interest rates on a like amount of variable-rate debt at 8.1%.
(2)  Interest rates ranging from 3.6% to 6.8% at June 30, 1998.

                 DESCRIPTION OF THE SERIES B PREFERRED SHARES

     This description of the particular terms of the Series B Preferred Shares offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the preferred shares set forth in the accompanying Prospectus, to which description reference is hereby made.

GENERAL

     We are authorized to issue up to 10,000,000 preferred shares, $.03 par value per share, in one or more series, with such terms, powers, preferences and rights of such series and the qualifications, limitations or restrictions as Texas law and our board of trust managers may determine by adoption of a resolution, without any vote or action by the shareholders. See "Description of Preferred Shares -- Terms" in the accompanying Prospectus. The Series B Preferred Shares is a series of our preferred shares.

     Prior to the completion of the offering of the Series B Preferred Shares, our trust managers will adopt a resolution specifying the terms of a series of preferred shares consisting of 3,600,000 shares, designated 7.125% Series B Cumulative Redeemable Preferred Shares. The following summary of the terms and provisions of the Series B Preferred Shares does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the resolution designating the preferred shares, which is available from us.

     The transfer agent and dividends disbursing agent for the Series B Preferred Shares will be ChaseMellon Shareholder Services, L.L.C.

SERIES A PREFERRED SHARES

     We currently have outstanding 3,000,000 shares of 7.44% Series A Cumulative Redeemable Preferred Shares. Holders of the shares of the Series A Preferred Shares are entitled to receive, when and as declared by the trust managers, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.44% per annum of their $25 liquidation preference (equivalent to a fixed annual rate of $1.86 per share). Such dividends are cumulative from the date of original issue and are payable quarterly in arrears on or before the last day of each March, June, September and December or, if not a business day, the next business day. The Series A Preferred Shares are not redeemable prior to March 31, 2003. On and after March 31, 2003, we may, at our option, on no less than 30 nor more than 60 days prior written notice, redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption. Except with respect to the foregoing description of the dividend rate and the redemption date of the Series A Preferred Shares and the redemption rights upon the death of a holder of Series B Preferred Shares, the terms of the Series A Preferred Shares are substantially identical to the terms of the Series B Preferred Shares. The Series A Preferred Shares will rank on parity with the Series B Preferred Shares with respect to the payment of dividends and payments upon liquidation.

DIVIDENDS

     Holders of the Series B Preferred Shares shall be entitled to receive, when and as authorized by our board of trust managers, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.125% of the liquidation preference per annum (equivalent to $1.7812 per annum per share). Such dividends shall accrue and be cumulative from the date of original issue and shall be payable quarterly in arrears on the 15th day of each March, June, September, and December or, if not a business day, the next business day. The first dividend on the Series B Preferred Shares will be paid on December 15, 1998. Any dividend payable on the Series B Preferred Shares for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our share records at the close of business on the applicable record date designated by the board of trust managers for the payment of dividends that is not more than 30 nor less than 10 days prior to such dividend payment date. The Series B Preferred Shares will rank on parity with the Series A Preferred Shares with respect to the payment of dividends.

     No dividends on the Series B Preferred Shares will be authorized by the board of trust managers or be paid or set apart for payment by the company at such time as the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibit such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach of such agreement or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

     Notwithstanding the foregoing, dividends on the Series B Preferred Shares will accrue whether or not the company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized. Accrued but unpaid dividends on the Series B Preferred Shares will not bear interest and holders of the Series B Preferred Shares will not be entitled to any dividends in excess of full cumulative dividends as described above. See "Description of Preferred Shares -- Dividends" in the accompanying Prospectus.

     Any dividend payment made on the Series B Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

LIQUIDATION PREFERENCE

     If we liquidate, dissolve or wind up our affairs, you will be entitled to be paid out of our assets legally available for distribution to our shareholders, liquidating distributions in cash or property (at its fair market value as determined by our board of trust managers) in the amount of a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of such liquidation, dissolution or winding up, before any distribution of assets is made to holders of our common shares or any other capital shares that rank junior to the Series B Preferred Shares as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Shares will have no right or claim to any of our remaining assets. If we consolidate or merge with or into any other entity or we sell, lease, transfer or convey all of our property or business, we shall not be deemed to have been liquidated, dissolved or wound up. For further information regarding the rights of the holders of Series B Preferred Shares upon the liquidation, dissolution or winding up of the company, see "Description of Preferred Shares -- Liquidation Preference" in the accompanying Prospectus. The Series B Preferred Shares will rank on parity with the Series A Preferred Shares with respect to payments upon liquidation.

REDEMPTION BY THE COMPANY

     The Series B Preferred Shares are not redeemable prior to October 20, 2003. On and after October 20, 2003, at our option upon not less than 30 nor more than 60 days' prior written notice, we may redeem the Series B Preferred Shares, in whole or in part, at any time or from time to time, in cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption (except as provided below), without interest, to the extent we will have funds legally available therefor. The redemption price of the Series B Preferred Shares (other than any portion thereof consisting of accrued and unpaid dividends) shall be paid solely from the sale proceeds of other capital shares of the company and not from any other source. For purposes of the preceding sentence, "capital shares" means any common shares, preferred shares, depositary shares, interests, participation, or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing. Holders of Series B Preferred Shares to be redeemed shall surrender such shares at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any Series B Preferred Shares has been given and if we have set aside the funds necessary for such redemption for the benefit of the holders of any Series B Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Series B Preferred Shares, such shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price, plus accrued and unpaid dividends thereon to the date fixed for redemption, if any. If fewer than all of the outstanding Series B Preferred Shares are to be redeemed, the Series B Preferred Shares to be redeemed shall be selected first, on the basis of pending redemption requests due to the death of shareholders and, second, pro rata (as nearly as may be practicable without creating fractional Series B Preferred Shares) or by any other equitable method determined by the company. See "Description of Preferred Shares -- Redemption" in the accompanying Prospectus.

     We will give notice of redemption by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice furnished by us will be mailed by the transfer agent, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Shares to be redeemed at their respective addresses as they appear on the transfer agent's share transfer records. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series B Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state: (1) the redemption date; (2) the redemption price; (3) the number of Series B Preferred Shares to be redeemed; (4) the place or places where the Series B Preferred Shares are to be surrendered for payment of the redemption price; and
(5) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If fewer than all the Series B Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series B Preferred Shares to be redeemed from such holder.

     The holders of Series B Preferred Shares at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series B Preferred Shares on the corresponding dividend payment date notwithstanding the redemption thereof between such dividend record date and the corresponding dividend payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series B Preferred Shares to be redeemed.

     The Series B Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions (except as provided under "-- Restrictions on Ownership and Transfer" below).

LIMITED RIGHT OF REDEMPTION UPON DEATH OF A SHAREHOLDER BY THE ESTATE OF THE SHAREHOLDER

     On March 15, June 15, September 15 and December 15 of each year commencing December 15, 1998, we will, upon the death of any registered owner of the Series B Preferred Shares, redeem such shares held by such registered owner upon presentation of the documentation described below by such registered owner's personal representative or surviving joint tenant(s). Our obligation to redeem the shares is subject to the following limitations:

     .    We will only redeem 1,000 shares per owner per year.

     . During the first ten years, in any one year, we will only redeem up to 108,000 shares.

     . During years 11 through 20, in any one year, we will only redeem up to 72,000 shares.

     .    After year 20, we will only redeem up to 36,000 shares each year.

     . The above yearly redemption limitations are cumulative. The difference, if any, between that year's redemption limitation and the amount actually redeemed in such year will be available for redemption in later years, subject to an overall redemption limitation of 108,000 shares per year.

     . We will redeem shares only four times each year subject to the following cumulative limitations:

                    March 15 - up to 27,000 shares
                    June 15 - up to 54,000 shares
                    September 15 - up to 81,000 shares
                    December 15  - up to 108,000 shares

     . We will redeem shares on December 15, 1998, and any shares redeemed will be counted against our March 15, 1999, 27,000 share limit.

   To redeem the shares under these circumstances, our transfer agent must receive (1) written request for redemption in form satisfactory to the transfer agent, signed by the personal representative or surviving joint tenant(s) of the registered owner; (2) the Series B Preferred Shares to be redeemed if certificated, or if not, notice of the number of shares to be redeemed; (3) appropriate evidence of death and ownership of such shares at the time of death; and (4) appropriate evidence of the authority of such personal representative or surviving joint tenant(s). In order the for Series B Preferred Shares to be eligible for the redemption on any of the dates listed above, such shares must be presented for redemption in full compliance with the provisions set forth above, at least 20 days preceding such dates and must be deemed acceptable by the transfer agent at least 10 days prior to the applicable redemption date.
Any shares not redeemed in any period because of the aggregate limitations described above or the individual limitations described above will be held for redemption in subsequent periods until redeemed. Redemption requests will be prioritized on a first-come, first-served basis.

   Any redemption by us may be made either in cash or in our common shares. For redemptions made in cash, the redemption price will be $25 per share (plus accrued and unpaid dividends). If the redemption is made in common shares, we must notify you that the redemption will be made in common shares at least seven days prior to the redemption settlement date. For redemptions made in common shares, the redemption price will be $25.25 per preferred share based on the closing price of our common shares on the day prior to the redemption settlement date (plus cash in an amount equal to accrued and unpaid dividends). No fractional shares of common stock will be issued. In lieu of any fractional shares, the company will pay cash in an amount equal to the product of such fraction multiplied by the closing price of one share on the day prior to the redemption settlement date.

   In lieu of redeeming shares tendered for redemption, the company may, at its option, elect to have such shares resold to the public. It is anticipated that the company and Edward D. Jones & Co., L.P. will enter into an agreement pursuant to which such shares will be remarketed on a best-efforts basis. The remarketing of such shares in lieu of redemption will not affect the company's obligation to pay the full redemption price.

   The death of a person, who during his lifetime, was entitled to substantially all of the beneficial interest of ownership of Series B Preferred Shares will be deemed the death of a registered owner, regardless of the registered owner, if such beneficial interest can be established to the satisfaction of the transfer agent. Such beneficial interest shall be deemed to exist in typical cases of street name or nominee ownership, ownership under the Uniform Transfers to Minors Act or similar statute, community property or other joint ownership arrangements between husband and wife, and certain other arrangements where one person has substantially all of the beneficial ownership interest in the Series

B Preferred Shares during his lifetime. In the case of Series B Preferred Shares registered in the name of banks, trust companies or broker-dealers who are members of a national securities exchange or the National Association of Securities Dealers, Inc. ("Qualified Institutions"), the redemption limitations described above apply to each beneficial owner of Series B Preferred Shares held by any Qualified Institution. In connection with the redemption request, each Qualified Institution must submit evidence, satisfactory to the transfer agent, that it holds the Series B Preferred Shares subject to request on behalf of such beneficial owner and must certify the aggregate amount of redemption requests made on behalf of such beneficial owner.

   In the case of a redemption request which is presented on behalf of a deceased beneficial owner and which has not been fulfilled at the time we give notice of our election to redeem the Series B Preferred Shares, the shares which are the subject of such pending redemption request shall be redeemed prior to any other Series B Preferred Shares.

   Any redemption request may be withdrawn upon delivery of a written request for such withdrawal given to the transfer agent at least 10 days prior to payment for redemption of the shares by reason of the death of a beneficial owner. Any party withdrawing its redemption request will forfeit its right to require the company to redeem the Series B Preferred Shares upon the death of a shareholder.

VOTING RIGHTS

   Holders of the Series B Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law.

   On any matter on which the Series B Preferred Shares are entitled to vote (as described herein or as may be required by law), including any action by written consent, each Series B Preferred Share shall be entitled to one vote. With respect to each Series B Preferred Share, the holder thereof may designate a proxy, with each such proxy having the right to vote on behalf of such holder.

   If dividends on the Series B Preferred Shares are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, holders of the Series B Preferred Shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable, including the Series A Preferred Shares) will be entitled to vote for the election of two additional trust managers to serve on the board of trust managers until all dividend arrearages have been paid. For further information regarding the voting rights of the holders of the Series B Preferred Shares, see "Description of Preferred Shares -- Voting Rights" in the accompanying Prospectus.

CONVERSION

   The Series B Preferred Shares are not convertible into or exchangeable for any other property or securities of the company, except (1) as necessary to preserve REIT status for federal income tax purposes, or (2) with respect to the Company's right to redeem Series B Preferred Shares tendered for redemption upon the death of a shareholder in either cash or common shares.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

   Ownership Limits. Our charter contains certain restrictions on the number of Series B Preferred Shares that a single shareholder may own. For us to qualify as a REIT for federal income tax purposes, no more than 50% in value of our outstanding preferred shares and common shares, in the aggregate, may be owned, actually and constructively under the applicable constructive ownership provisions of the Internal Revenue Code of 1986, as amended (the "Code"), by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. The preferred shares and common shares must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. Because we elected to be treated as a REIT, our charter and the designating resolution creating the Series B Preferred Shares contain restrictions on the acquisition of preferred shares and common shares intended to ensure compliance with these requirements.

   Subject to certain exceptions specified in our charter, no person who is an "individual" (defined to include natural persons and organizations treated as natural persons under Section 542(a)(2) of the Code) may own, after taking into account the applicable constructive ownership provisions of the Code, more than 9.8% (the "Ownership Limit") of our outstanding equity securities, including the Series B Preferred Shares. Under the constructive ownership rules, Series B Preferred Shares owned by an entity, including a corporation, life insurance company, mutual fund or pension trust, are generally treated as owned by the ultimate individual beneficial owners of the entity.

   If any shareholder purports to transfer shares to a person and the transfer would cause the transferee to hold more than the applicable Ownership Limit, the purported transfer will be null and void as to that number of shares the transfer of which would cause a violation of the Ownership Limit, and the shareholder will be deemed not to have transferred such excess shares. In addition, if by virtue of any legal decision, statute, rule or regulation, any transfer of such excess shares is not null and void, such transferee will be deemed to hold the shares that cause the limit to be exceeded as agent for the company, and will not receive dividends or distributions with respect to such shares and will not be entitled to exercise any voting rights with respect to such shares.

   Any certificates representing Series B Preferred Shares will bear a legend referring to the restrictions described above.

   Our charter provides that the ownership of shares is conditioned upon the owner or prospective owner having provided us, upon reasonable request, definitive written information respecting his or her ownership of shares.

BOOK ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

   The Series B Preferred Shares will be represented by one global security that will be deposited with and registered in the name of The Depositary Trust Company ("DTC") or its nominee. This means that we will not issue certificates to you for the shares. One global security will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the shares. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees, and their successors may transfer a global security as a whole to one another. Beneficial interests in the global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (direct participants) deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participant's accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

   DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

   DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

   When you purchase shares through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the shares on DTC's records. Since you actually own the shares, you are the beneficial owner and your ownership interest will only be recorded on the direct (or indirect) participants' records. DTC has no knowledge of your individual ownership of the preferred securities. DTC's records only show the identity of the direct participants and the amount of the shares held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. Thus the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers like you.

   We will wire dividend payments to DTC's nominee and we will treat DTC's nominee as the owner of the global security for all purposes. Accordingly, we will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security.

   Any redemption notices will be sent by us directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial holder.

   It is DTC's current practice, upon receipt of any payment of dividends or liquidation amount, to credit direct participants's accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with preferred securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with the shares held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC or the company.

   Series B Preferred Shares represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

     .    DTC is unwilling or unable to continue as depositary or if DTC ceases to be clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

     .    We determine not to require all of the shares to be represented by a global security.

   If the book-entry-only system is discontinued, the transfer agent will keep the registration books for the shares at its corporate office.


                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

   The following is a general summary of the material federal income tax considerations to the company based on current law and is for general information only. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to a particular prospective holder of Series B Preferred Shares in light of his, her or its individual investment or tax circumstances; nor does it deal with particular types of holders that are subject to special treatment under the Code, such as insurance companies, financial institutions, broker-dealers, tax-exempt organizations, non-U.S. shareholders (which are shareholders who are not U.S. Shareholders, as defined under "--Taxation of Taxable U.S. Shareholders"). The Code provisions governing the federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

REIT QUALIFICATION

GENERAL

   If certain detailed conditions imposed by the provisions of the Code are met, entities such as ours that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations generally are not taxed at the corporate level on their "real estate investment trust taxable income" or net capital gain that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" on earnings (i.e., at both the corporate and shareholder levels) that ordinarily results from the use of corporations.

   We have elected to be taxed as a REIT under the Code and we believe that we are organized, operated and qualified as a REIT under the Code and we will continue to operate in such a manner as to qualify for taxation as a REIT under the Code. No assurance can be given, however, that such requirements will be met in the future. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxation as if we were a domestic corporation, and our shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, we could be subject to potentially significant tax liabilities, and the amount of cash available for distribution to shareholders would be reduced and possibly eliminated. We would also not be able, generally, to elect to be taxed as a REIT for a period of four years following disqualification.

BUILT-IN GAIN TAX

   Under certain circumstances, if we recognize gain on the disposition of an asset acquired from a C corporation during the ten-year period beginning on the date of the acquisition, then to the extent of the asset's "built-in gain" (i.e., the excess of the fair market value of such asset at the time of acquisition over its then tax basis), we will be subject to tax on such gain at the highest regular corporate rate applicable, pursuant to Treasury Regulations not yet promulgated. We would be required to distribute 95% of the excess of the amount of recognized built-in gain over the amount of tax paid in order to maintain our qualification as a REIT. The foregoing assumes that we make an election pursuant to IRS Notice 88-19 with respect to the acquisition. We intend to generally make the election pursuant to the IRS Notice 88-19 if such election is available.

INCOME TESTS

   In general, in order to qualify as a REIT, we must derive at least 95% of our gross income from real estate sources and certain passive investments, and derive at least 75% of our gross income from real estate sources. Rent derived from leases will be qualifying income under the REIT requirements, provided several requirements are satisfied. Among other requirements, a lease may not have the effect of giving us a share of the net income of the lessee, and the amount of personal property leased under the lease must not exceed a defined threshold. In addition, all leases must also qualify as "true" leases for federal income tax purposes (as opposed to service contracts, joint ventures and other types of arrangements). We (excluding certain corporate subsidiaries) also may not provide services, other than customary services and de minimis non-customary services, to lessees or their subtenants.

   Payments under a lease will not constitute qualifying income for purposes of the REIT requirements if we own, directly or indirectly, 10% or more of the ownership interests in the relevant lessee. Constructive ownership rules apply, such that, for instance, we are deemed to own the assets of shareholders who own 10% or more in value of our shares. Our charter is designed to prevent a shareholder from owning common shares that would cause us to own, actually or constructively, 10% or more of the ownership interests in a lessee. Thus, we should never own, actually or constructively, 10% or more of a lessee. However, no absolute assurance can be given that transfers, or other events of which we have no knowledge, will not cause us to own constructively 10% or more of one or more lessees at some future date.

ASSET TESTS

   The REIT requirements limit the value of the non-real estate assets we may hold. The asset tests also prevent us from holding 10% or more of the voting securities of a corporate issuer (other than certain wholly-owned corporate subsidiaries), or from investing more than 5% of our assets in securities of any corporate issuer (other than certain wholly-owned corporate subsidiaries). The asset tests must be satisfied at the close of each quarter (or, to the extent not satisfied at the close of the quarter, within the 30-day period following the close of the quarter). There can be no assurance that the Internal Revenue Service ("IRS") will not challenge our compliance with these tests. If we hold assets in violation of applicable limits, we would be disqualified as a REIT.

OTHER RESTRICTIONS

   In addition to the considerations discussed above, the REIT requirements impose a number of other restrictions on our operations. For example, net income from sales of property sold to customers in the ordinary course of business (other than inventory acquired by reason of certain foreclosures) is subject to a 100% tax unless eligible for a certain safe harbor. Minimum distribution requirements also generally require us to distribute each year at least 95% of our taxable income for the year (excluding any net capital gain).

FAILURE TO QUALIFY

   If we fail to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Such a failure to qualify for taxation as a REIT could have an adverse impact on the market value and marketability of the Series B Preferred Shares. Distributions to shareholders in any year in which we fail to qualify as a REIT will not be deductible by us nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be dividends, taxable as ordinary income, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the company would be entitled to such statutory relief. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incurs exceeds the limit on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause, and thus, that we are not entitled to such statutory relief.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

   As used herein, the term "U.S. Shareholder" means a holder of the our shares that for United States federal income tax purposes (A) is (1) a citizen or resident of the United States; (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof; (3) an estate, the income of which is subject to United States federal income taxation regardless of its source; or (4) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust and (B) is not an entity that has a special status under the Code (such as an insurance company, a financial institution, a tax-exempt organization or a dealer in securities).

   As long as the company qualifies as a REIT, distributions made to taxable U.S. Shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. Shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. Subject to the provisions of applicable law, the current and accumulated earnings and profits of the company will be allocated first to distributions to the Series B Preferred Shares and then to distributions with respect to our common shares. Subject to the discussion below regarding changes to the capital gain rates, distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his or her Series B

Preferred Shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Series B Preferred Shares, but rather will reduce the adjusted basis of such Series B Preferred Shares. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's Series B Preferred Shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if the Series B Preferred Shares have been held for one year or less), assuming the Series B Preferred Shares are a capital asset in the hands of the shareholder. In addition, any distribution we declare in October, November or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the payor and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by us during January of the following calendar year.

   We may retain and pay income tax on our net long-term capital gains recognized during the taxable year. If we so elect for a taxable year, shareholders would include in income as capital gain their proportionate share of such portion of our net capital gains as we may designate. Such retained capital gains may be further designated by us as 20%rate gain or unrecaptured
Section 1250 gain, as discussed below. Shareholders must account for their share of such retained capital gains in accordance with such further designation. A shareholder would be deemed to have paid its share of the tax paid by us, which would be credited or refunded to the shareholder. The shareholder's basis in its shares would be increased by the amount of undistributed capital gains (less the capital gains tax paid by us) included in the shareholder's capital gains.

   Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, such losses would be carried over by us for potential offset against future income (subject to certain limitations). Taxable distributions from the company and gain from the disposition of its shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which a shareholder is a limited partner) against such income. In addition, taxable distributions from the company generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of the company's shares (or distributions treated as such), however, will be treated as investment income only if the shareholder so elects, in which case such capital gains will be taxed at ordinary income rates. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

   The Internal Revenue Service Restructuring Reform Act of 1998 (the "1998 Act") altered the taxation of capital gain income. Under the 1998 Act, individuals, trust and estates that hold certain investments for more than one year may be taxed, generally, at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. The Taxpayer Relief Act of 1997 (the "Relief Act") also provided for a maximum rate of 25% for "unrecaptured
Section 1250 gain" for individuals, trusts and estates, special rules for "qualified 5-year gain," as well as other changes to prior law. The Relief Act allows the IRS to prescribe regulations on how the Relief Act's new capital gain rates will apply to sales of capital assets by (or interests in) "pass-thru entities," including REITs such as the company. In general, IRS Notice 97-64 provides that a REIT must determine the maximum amounts which may be designated in each class of capital gain dividends as if the REIT were an individual whose ordinary income is subject to a marginal tax rate of at least 28%. Similar rules will apply in the case of designated retained capital gains (see above discussion). We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain (and, with respect to capital gain dividends, the portions constituting 20% rate gain distributions and unrecaptured Section 1250 gain distributions). We also will notify shareholders of the amounts of any designated retained capital gains (including the amounts thereof constituting 20% rate gain and unrecaptured Section 1250 gain) and our taxes with respect to any designated retained capital gains. Final regulations when issued may alter the current IRS administrative pronouncements. In addition, the IRS has not prescribed regulations regarding the application of the new rates to the sale of shares in REITs such as the company, and it remains unclear how the new rules will affect such sales (if at all). Investors are urged to consult their own tax advisors with respect to the rules contained in the Relief Act.

TAXATION OF U.S. SHAREHOLDERS ON THE DISPOSITION OF THE SERIES B PREFERRED
SHARES

   In general, any gain or loss realized upon a taxable disposition of the Series B Preferred Shares by a shareholder who is not a dealer in securities will be treated as a capital gain or loss. Lower marginal tax rates for individuals may apply in the case of capital gains, depending on the holding period of the Series B Preferred Shares that are sold. See "-- Taxation of Taxable U.S. Shareholders" above. Generally, a shareholder who disposes of Series B Preferred Shares held less than 12 months will be taxed at ordinary income rates. However, any loss upon a sale or exchange by a shareholder who has held such Series B Preferred Shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the company required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the Series B Preferred Shares may be disallowed if other shares of the company are purchased within 30 days before or after the disposition. In addition, capital losses not offset by capital gains may be deducted from an individual's ordinary income only up to a maximum of $3,000 per year. Unused capital losses may be carried forward. A corporate taxpayer may deduct capital losses only to the extent of capital gains, but may carry unused capital losses back three years and forward five years.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     We will report to our U.S. Shareholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (1) is a United States corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide us with his, her or its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify to us their nonforeign status.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). Amounts distributed by us to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of shares with "acquisition indebtedness," a portion of its income from distributions on such shares will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal service plans that are exempt from taxation under paragraphs (7), (9), (17) and (20), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

REDEMPTION OF SERIES B PREFERRED SHARES

     The treatment to be accorded to any redemption by us of Series B Preferred Shares can only be determined on the basis of particular facts as to each holder of Series B Preferred Shares at the time of redemption. In general, a holder of Series B Preferred Shares will recognize capital gain or loss (provided the Series B Preferred Shares are held as a capital asset) measured by the difference between the amount realized by the holder upon the redemption and such holder's adjusted tax basis in the Series B Preferred Shares redeemed if certain tests under Section 302(b) of the Code are met. If such tests are not met, the redemption will be treated as a distribution with respect to the Series B Preferred Shares as described herein-above. Because the determination as to whether any of the tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of Series B Preferred Shares depends upon the facts and circumstances at the time when the determination must be made, prospective investors are advised to consult their own tax advisors to determine such tax treatment.

                                 UNDERWRITING

   Subject to the terms and conditions of the Underwriting Agreement and related Pricing Agreement (collectively, the "Underwriting Agreement"), the company has agreed to sell to Edward D. Jones & Co., L.P. (the "Underwriter"), and the Underwriter has agreed to purchase from the company all of the Series B Preferred Shares. Under the terms and conditions of the Underwriting Agreement, the Underwriter is committed to take and pay for all of the Series B Preferred Shares, if any are taken.

   The Underwriter proposes to offer the Series B Preferred Shares directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement. After the Series B Preferred Shares are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriter.

   The table below shows the underwriting discounts on a per share and aggregate basis. The proceeds to be received by the company as shown in the table below do not reflect estimated expenses of $125,000 payable by the company.


                                      Per Share           Total
                                      ---------        -----------
          Price to Investors           $  25.00        $90,000,000

          Underwriting Discounts       $ 0.7875        $ 2,835,000

          Proceeds to Company          $24.2125        $87,165,000


   The company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Underwriter may be required to make in respect thereof.

   In connection with the offering, the Underwriter may purchase and sell the Series B Preferred Shares in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Series B Preferred Shares, and short positions involve the sale by the Underwriter of a greater number of securities than it is required to purchase from the company in the offering. These activities may stabilize, maintain or otherwise affect the price of the Series B Preferred Shares, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

   The Series B Preferred Shares will not be listed on any stock exchange. While the Underwriter has advised the company that it intends to make a market in the Series B Preferred Shares, it is under no obligation to do so, and no assurance can be given that a market for the Series B Preferred Shares will develop or be maintained following the offering.

   It is expected that delivery of the Series B Preferred Shares will be made against payment therefor on or about October 28, 1998, which is more than three business days following the date hereof. Under Rule 15c6-1 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who trade Series B Preferred Shares on the date hereof or prior to October 26, 1998, will be required, by virtue of the fact that the Series B Preferred Shares initially will settle more than three business days after the date hereof, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Series B Preferred Shares who do wish to trade such shares on the date hereof or prior to October 26, 1998, should consult their own advisor.

                                    RATINGS

     The Series B Preferred Shares have been rated "a3" by Moody's Investors Service, Inc. ("Moody's") and "A-" by Standard & Poor's Ratings Services ("S&P"). On October 20, 1998, Moody's confirmed the outstanding ratings of our senior debt and cumulative preferred shares, as well as the ratings of our securities issuable under our shelf registration statement; however, at the same time, Moody's revised its rating outlook to negative, from stable. In its statement, Moody's also noted that the company "remains one of the premier owners of neighborhood shopping centers in the USA. The REIT has historically maintained a conservative balance sheet while successfully expanding its market leadership beyond its well-established Houston, Texas base. However, the rating agency noted that the outlook change reflects the company's rising, yet moderate, leverage in a challenging financial environment, as well as the potential challenges from new grocery formats, and from grocery retail sector consolidation among neighborhood shopping center owners."

     A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. No person is obligated to maintain any rating on the Series B Preferred Shares, and, accordingly, there can be no assurance that the ratings assigned to the Series B Preferred Shares upon initial issuance will not be lowered or withdrawn by the assigning rating organization at any time thereafter.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for us by Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., Dallas, Texas as our securities and tax counsel. Certain matters in connection with this offering will be passed upon for the Underwriter by Chapman and Cutler, Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedules incorporated in the accompanying Prospectus by reference from the company's Annual Report on Form 10-K for the year ended December 31, 1997 and the financial statements of Rainbow Plaza Shopping Center for the period January 1, 1997 to October 22, 1997 incorporated in the accompanying Prospectus by reference from the company's Current Report on Form 8-K dated April 15, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


   The financial statements of Coronado Center, Ltd., Eastdale Center, Ltd., Mesquite Center, Ltd., and Tempe Valley Plaza, Ltd., in each case including the balance sheets as of December 31, 1997 and the related statements of income, venturer's capital and cash flows for each of the three years in the period ended December 31, 1997, included in the Company's Current Report on Form 8-K dated April 24, 1998 have been audited by Ernst & Young LLP, independent auditors, as stated in their reports thereon which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS


[LOGO APPEARS             WEINGARTEN REALTY INVESTORS
   HERE]                         $400,000,000
                      Debt Securities, Preferred Shares,
                     Common Shares and Securities Warrants

                                ---------------

     Weingarten Realty Investors, a real estate investment trust formed under Texas law (the "Company"), may from time to time offer in one or more series (i) its unsecured debt securities (the "Debt Securities"), (ii) its preferred shares of beneficial interest, par value $.03 per share (the "Preferred Shares"), (iii) its common shares of beneficial interest, par value $.03 per share (the "Common Shares"), or (iv) warrants to purchase Common Shares (the "Common Shares Warrants"), warrants to purchase Debt Securities (the "Debt Securities Warrants") and warrants to purchase Preferred Shares (the "Preferred Shares Warrants"), with an aggregate public offering price of up to $400,000,000 (or its equivalent in any other currency or composite currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined by market conditions at the time of offering. The Common Shares Warrants, the Debt Securities Warrants and the Preferred Shares Warrants shall be referred to herein collectively as the "Securities Warrants." The Debt Securities, Preferred Shares, Common Shares and Securities Warrants (collectively, the "Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     The Debt Securities will be direct unsecured obligations of the Company and may be either senior Debt Securities ("Senior Securities") or subordinated Debt Securities ("Subordinated Securities"). The Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Securities will be subordinated to all existing and future Senior Debt of the Company, as defined. See "Description of Debt Securities."

     The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the Holder, terms for sinking fund payments, terms for conversion into Preferred Shares or Common Shares and any initial public offering price; (ii) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Common Shares, any initial public offering price; and (iv) in the case of Securities Warrants, the duration, offering price, exercise price and detachability, if applicable. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     The Securities may be offered directly by the Company, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Securities.

                               -----------------
         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
              OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                       REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.
                               -----------------
                The date of this Prospectus is August 10, 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, New York, New York 10048. The Commission also maintains a Web site at (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, the Company's Common Shares are listed on the New York Stock Exchange, Inc. and similar information about the Company can be inspected and copied at prescribed rates at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities being offered hereby. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement and exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File
No. 1-9876) are incorporated in this Prospectus by reference and are made a part hereof:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

          2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; and

          3. The Company's Current Report on Form 8-K filed with the Commission on April 24, 1998.

     Each document filed subsequent to the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such document.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein, in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

     UPON WRITTEN OR ORAL REQUEST OF ANY PERSON TO WHOM A PROSPECTUS IS DELIVERED, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF THE DOCUMENTS WHICH HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS. REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO M. CANDACE DUFOUR, VICE PRESIDENT AND SECRETARY, WEINGARTEN REALTY INVESTORS, 2600 CITADEL PLAZA DRIVE, HOUSTON, TEXAS 77008, TELEPHONE (713) 866-6000.

                                  THE COMPANY

     Weingarten Realty Investors has owned and developed shopping centers and other commercial real estate since its organization in 1948. The Company's investment focus has been and continues to be on shopping centers. As of July 31, 1998, Trust Managers and executive officers of the Company controlled 3,771,535 Common Shares or approximately 14% of the outstanding Common Shares.

     Initially, the Company grew primarily through development of properties, with 101 of the 200 operating properties owned at March 31, 1998, having been developed by the Company. With respect to these projects, the Company acquired the raw land, constructed buildings and leased the store spaces. The Company generally develops new projects only when it has leases in place with financially strong and viable anchor retailers. More recently, the Company has expanded its property base primarily through acquisitions of properties previously developed by other parties which satisfy investment criteria similar to those applicable to new developments. Management believes that the majority of the Company's growth in the immediate future will continue to result from acquisitions, due to the continuing over-supply of developed real estate projects, the current lack of capital for most of the Company's competitors to finance new investments and the prevailing market discount from reproduction costs for new projects. As part of its acquisition strategy, the Company seeks under-managed properties in good locations, the value of which can be enhanced through remerchandising and renovating. Geographically, the Company considers expansion in areas where it currently has a presence or where it can acquire within a reasonable time frame a sufficient number of properties that meet its investment criteria.

     An equally important part of the Company's strategy has been to improve the cash flow and value of its existing portfolio through: (i) maximizing rental revenues, occupancy and retail sales, (ii) operating the properties in the most cost effective manner and (iii) renovating and remerchandising the tenant mix with respect to selected properties.

     Management believes that its overall debt structure is conservative. Based upon the approximately $1,200,000,000 market value of the Company's equity at March 31, 1998, the Company's debt represented approximately 29% of its total market capitalization. The Company's ratio of funds from operations before interest expense to fixed charges for the quarter ended March 31, 1998 was approximately 3.6 to 1.0. The Company's ratio of funds from operations before interest expense to combined fixed charges and preferred share dividends for the quarter ended March 31, 1998 was 3.5 to 1.0.

     The Company conducts its operations in order to qualify as a REIT under the Internal Revenue Code of 1986, as amended. The Company's principal executive offices are located at 2600 Citadel Plaza Drive, Houston, Texas 77008, and its telephone number is (713) 866-6000. As used herein, the term "Company" refers to Weingarten Realty Investors and its predecessors unless the context otherwise specifically requires.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement for any offering of Securities, the Company intends to use the majority of the net proceeds from the sale of Securities offered by the Company to repay debt (including repayments of amounts drawn on lines of credit for property acquisitions), make improvements to properties, acquire or develop additional properties and for working capital. Pending use for the foregoing purposes, such proceeds may be invested in short-term, interest-bearing time or demand deposits with financial institutions, cash items or qualified government securities.

                                CERTAIN RATIOS

     The following table sets forth the Company's consolidated ratios of earnings to fixed charges and of funds from operations before interest expense to fixed charges for the periods shown:

                                                               Years Ended December 31,
                                                     ----------------------------------------
                                                     1993     1994     1995     1996     1997
                                                     ----     ----     ----     ----     ----

          Ratio of Earnings to Fixed Charges......   3.94x    4.16x    3.05x    3.17x    2.70x
          Ratio of Funds from Operations Before
            Interest Expense to Fixed Charges.....   5.76x    6.18x    4.51x    4.32x    3.77x

     Until February 1998, the Company had not issued Preferred Shares. Accordingly, the ratios of earnings to combined fixed charges and preferred share dividends and funds from operations to combined fixed charges and preferred share dividends are the same as those presented in the table.

     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. The ratios of funds from operations before interest expense to fixed charges were computed by dividing funds from operations before interest expense by fixed charges. For these purposes, earnings consist of income before extraordinary items plus fixed charges (excluding interest costs capitalized). Funds from operations before interest expense consists of net income plus depreciation and amortization of real estate assets, interest on indebtedness and extraordinary charges, less gains and losses on sales of properties and securities. Fixed charges consist of interest expense (including interest costs capitalized), amortization of debt costs and the portion of rent expense representing an interest factor.

                        DESCRIPTION OF DEBT SECURITIES

General

     The Senior Securities are to be issued under an indenture (the "Senior Indenture"), dated as of May 1, 1995, between the Company and Chase Bank of Texas, National Association (formerly known as Texas Commerce Bank National Association), as Trustee, and the Subordinated Securities are to be issued under a separate indenture (the "Subordinated Indenture"), dated as of May 1, 1995, also between the Company and Chase Bank of Texas, National Association (formerly as Texas Commerce Bank National Association), as Trustee. The term "Trustee" as used herein shall refer to Chase Bank of Texas, National Association (formerly known as Texas Commerce Bank National Association) or such other bank as the Company may appoint as trustee pursuant to the terms of the applicable Indenture, in its or their capacity as Trustee for the Senior Securities or the Subordinated Securities, as appropriate. The forms of the Senior Indenture and the Subordinated Indenture (being sometimes referred to herein collectively as the "Indentures" and individually as an "Indenture") are filed as exhibits to the Registration Statement. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"), and may be amended or supplemented from time to time following execution. The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the provisions thereof and do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities. Parenthetical references below are to the Indentures and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indentures.

Terms

     The Debt Securities will be direct, unsecured obligations of the Company. The indebtedness represented by the Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The indebtedness represented by the Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Company as described under "Subordination."

     Each Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in, or pursuant to authority granted by, a resolution of the Board of Trust Managers of the Company or as established in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301 of each Indenture).

     Each Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under either Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608 of each Indenture). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee (Section 609 of each Indenture), and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

     Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

          (1) the title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

          (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into Common Shares or Preferred Shares, or the method by which any such portion shall be determined;

          (4) if convertible, in connection with the preservation of the Company's status as a REIT, any applicable limitations on the ownership or transferability of the Common Shares or Preferred Shares into which such Debt Securities are convertible;

          (5) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

          (6) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (7) the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such dates shall be determined, the Persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (8) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

          (9) the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option;

          (10) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

          (11) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (12) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

          (13) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants set forth in the applicable Indenture;

          (14) whether such Debt Securities will be issued in certificated or book-entry form;

          (15) whether such Debt Securities will be in registered or bearer form, and if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

          (16) the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the applicable Indenture;

          (17) if such Debt Securities are to be issued upon the exercise of Debt Securities Warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

          (18) the terms, if any, upon which such Debt Securities may be convertible into Common Shares or Preferred Shares of the Company and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

          (19) whether and under what circumstances the Company will pay Additional Amounts as contemplated in the applicable Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

          (20) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture (Section 301 of each Indenture).

     The Debt Securities may be issued at a discount below their principal amount and may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof or bear no interest or bear interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities") (Section 502 of each Indenture). Special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

Denominations, Interest, Registration and Transfer

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302 of each Indenture).

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest, if any, on any series of Debt Securities will be payable at the corporate trust office of the Trustee, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002 of each Indenture).

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the applicable Trustee, notice whereof shall be mailed to each Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture (Section 307 of each Indenture).

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange at the corporate trust office of the applicable Trustee referred to above. Every Debt Security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305 of each Indenture). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002 of each Indenture).

     Neither the Company nor any Trustee shall be required to: (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305 of each Indenture).

Merger, Consolidation or Sale

     The Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation or trust or entity provided that: (i) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest, if any, on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (ii) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (iii) an officers' certificate and legal opinion covering such conditions shall be delivered to each Trustee (Sections 801 and 803 of each Indenture).

Certain Covenants

     Limitations on Incurrence of Debt. The Company will not, and will not permit any Subsidiary to, incur any Debt (as defined below) if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of (without duplication) (i) the Company's Total Assets (as defined below) as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt (Section 1004 of each Indenture).

     In addition to the foregoing limitation on the incurrence of Debt, the Company will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of the Company or any Subsidiary if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on property of the Company or any Subsidiary is greater than 40% of the Company's Total Assets (Section 1004 of each Indenture).

     In addition to the foregoing limitations on the incurrence of Debt, the Company will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that: (i) such Debt and any other Debt incurred by the Company and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Debt by the Company and its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (iii) in the case of Acquired Debt (as defined below) or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by the Company or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation (Section 1004 of each Indenture).

     Existence. Except as permitted under "Merger, Consolidation or Sale," the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business (Section 1005 of each Indenture).

     Maintenance of Properties. The Company will cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times (Section 1006 of each Indenture).

     Insurance. The Company will keep, and will cause each of its Subsidiaries to keep, all of its insurable properties insured against loss or damage in an amount at least equal to their then full insurable value with insurers of recognized responsibility and, if such insurer has publicly rated debt, the rating for such debt must be at least investment grade with a nationally recognized rating agency (Section 1007 of each Indenture).

     Payment of Taxes and Other Claims. The Company will pay or discharge, or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith (Section 1008 of each Indenture).

     Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, within 15 days of each of the respective dates by which the Company would have been required to file annual reports, quarterly reports and other documents with the Commission if the Company were so subject, (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections, (ii) file with the applicable Trustee copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (iii) promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder
(Section 1009 of each Indenture).

     Maintenance of Value of Unencumbered Assets to Unsecured Debt. The Company will at all times maintain an Unencumbered Total Asset Value in an amount of not less than 100% of the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries that is unsecured (Section 1013 of each Indenture).

     Limited Covenants in the Event of a Highly Leveraged Transaction. Other than the covenants of the Company included in the Indentures as described above, there are no covenants in the Indentures that will afford the holders of Debt Securities protection in the event of a highly leveraged transaction or similar transaction involving the Company. Restrictions on ownership and transfers of the Company's Common Shares and Preferred Shares are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Preferred Shares" and "Description of Common Shares." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of, or additions to, the Events of Default or covenants of the Company that are described above, including any addition of a covenant or other event risk provision or similar protection.

     As used herein,

     "Acquired Debt" means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

     "Annual Service Charge" as of any date means the maximum amount which is payable in any period for interest on, and original issue discount of, Debt of the Company and its Subsidiaries and the amount of dividends which are payable in respect of any Disqualified Stock (as defined below).

     "Capital Shares" means, with respect to any Person, any capital shares (including preferred shares), interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for capital shares), warrants or options to purchase any thereof.

     "Consolidated Income Available for Debt Service" for any period means Funds from Operations (as defined below) of the Company and its Subsidiaries plus amounts which have been deducted for interest on Debt of the Company and its Subsidiaries.

     "Debt" of the Company or any Subsidiary means any indebtedness of the Company, or any Subsidiary, other than contingent liabilities (except to the extent set forth in (iii) below), in respect of (without duplication) (i) borrowed money evidenced by bonds, notes, debentures or similar instruments,
(ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any Subsidiary, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of the Company or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock or (v) any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company's consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles to the extent, in the case of items of indebtedness under (i) through
(iii) above, that any such items (other than letters of credit) would appear as a liability on the Company's consolidated balance sheet in accordance with generally accepted accounting principles, but does not include any obligation of the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise, Debt of another Person (other than the Company or any Subsidiary) unless and until the Company or such Subsidiary shall become directly liable in respect thereof.

     "Disqualified Stock" means, with respect to any Person, any Capital Shares of such Person which by the terms of such Capital Shares (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Stated Maturity of the Debt Securities.

     "Funds from Operations" for any period means net income plus depreciation and amortization of real estate assets and extraordinary charges, excluding gains and losses on sales of properties and securities.

     "Total Assets" as of any date means the sum of (i) the Company's Undepreciated Real Estate Assets and (ii) all other assets of the Company determined in accordance with generally accepted accounting principles (but excluding goodwill and unamortized debt costs).

     "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Unencumbered Total Asset Value" as of any date shall mean the sum of the Company's Total Assets which are unencumbered by any mortgage, lien, charge, pledge, or security interest.

Events of Default, Notice and Waiver

     Each Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance or breach of any other covenant or warranty of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (v) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligations for which recourse is limited to property purchased or property mortgaged) in an aggregate principal amount in excess of $10,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (including such leases but not including such indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $10,000,000 by the Company, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or such obligations being accelerated, without such acceleration having been rescinded or annulled; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary or either of their properties; and (vii) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501 of each Indenture). The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Company.

     If an Event of Default under either Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under either Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (i) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (ii) all Events of Default, other than the non-payment of accelerated principal (or a specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in each Indenture (Section 502 of each Indenture). Each Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default
(x) in the payment of the principal of (or premium, if any) or interest, if any, on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holders of each Outstanding Debt Security affected thereby (Section 513 of each Indenture).

     Each Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the Holders of any Series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest, if any, on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of such Trustee consider such withholding to be in the interest of such Holders (Section 601 of each Indenture).

     Each Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it
(Section 507 of each Indenture). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest, if any, on such Debt Securities at the respective due dates thereof (Section 508 of each Indenture).

     Subject to provisions in each Indenture relating to its duties in case of default, neither Trustee is under an obligation to exercise any of its rights or powers under such Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under such Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 602 of each Indenture). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under each Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, each Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512 of each Indenture).

     Within 120 days after the close of each fiscal year, the Company must deliver to each Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof (Section 1010 of each Indenture).

Modification of the Indentures

     Modification and amendment of either Indenture may be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities issued under such Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security, (ii) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security, (iii) change the Place of Payment, or the coin or currency, for payment of principal of, premium, if any, or interest, if any, on any such Debt Security, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security, (v) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture, or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902 of each Indenture).

     The Holders of not less than a majority in principal amount of Outstanding Debt Securities issued under either Indenture have the right to waive compliance by the Company with certain covenants in such Indenture (Section 1012 of each Indenture).

     Modifications and amendments of either Indenture may be made by the Company and the respective Trustee thereunder without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Company as obligor under such Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in such Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of either Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of either Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Shares or Preferred Shares of the Company; (viii) to provide for the acceptance or appointment of a successor Trustee or facilitate the administration of the trusts under either Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in either Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series issued under such Indenture; or (x) to supplement any of the provisions of either Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series (Section 901 of each Indenture).

Subordination

     Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of and interest on the Subordinated Securities will be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all Senior Debt (Sections 1601 and 1602 of the Subordinated Indenture), but the obligation of the Company to make payment of the principal of and interest on the Subordinated Securities will not otherwise be affected (Section 1608 of the Subordinated Indenture). No payment of principal or interest may be made on the Subordinated Securities at any time if a default on Senior Debt exists that permits the holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Company receives notice of the default (Section 1603 of the Subordinated Indenture). After all Senior Debt is paid in full and until the Subordinated Securities are paid in full, Holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to Holders have been applied to the payment of Senior Debt (Section 1607 of the Subordinated Indenture). By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than holders of the Subordinated Securities.

     Senior Debt is defined in the Subordinated Indenture as the principal of and interest on, or substantially similar payments to be made by the Company in respect of, the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred, created or assumed: (i) indebtedness of the Company for money borrowed or represented by purchase-money obligations, (ii) indebtedness of the Company evidenced by notes, debentures or bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other instrument, (iii) obligations of the Company as lessee under leases of property either made as part of any sale and leaseback transaction to which the Company is a party or otherwise, (iv) indebtedness of partnerships and joint ventures which is included in the consolidated financial statements of the Company, (v) indebtedness, obligations and liabilities of others in respect of which the Company is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which the Company has agreed to purchase or otherwise acquire, and (vi) any binding commitment of the Company to fund any real estate investment or to fund any investment in any entity making such real estate investment, in each case other than (A) any such indebtedness, obligation or liability referred to in clauses (i) through (vi) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Subordinated Securities or ranks pari passu with the Subordinated Securities, (B) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as or to a greater extent than the Subordinated Securities are subordinated, and
(C) the Subordinated Securities (Section 101 of the Subordinated Indenture). At March 31, 1998, Senior Debt aggregated approximately $484 million.

Discharge, Defeasance and Covenant Defeasance

     Under each Indenture, the Company may discharge certain obligations to Holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 401 of each Indenture).

     Each Indenture provides that, if the provisions of Article Fourteen thereof are made applicable to the Debt Securities of or within any series pursuant to
Section 301 of such Indenture, the Company may elect either (i) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402 of each Indenture) or (ii) to be released from its obligations with respect to such Debt Securities under Sections 1004 to 1009, inclusive, and Section 1013 of each Indenture (being the restrictions described under "Certain Covenants") or, if provided pursuant to Section 301 of each Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance")
(Section 1403 of each Indenture), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor (Section 1404 of each Indenture).

     Such a trust may only be established if, among other things, the Company has delivered to the applicable Trustee an Opinion of Counsel (as specified in each Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture (Section 1404 of each Indenture).

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specified payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101 of each Indenture).

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(i) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of either Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(ii) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405 of each Indenture). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the European Currency Unit ("ECU") both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes of which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest, if any, on any Debt Security that is payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in U.S. dollars (Section 101 of each Indenture).

     In the event that the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under "Events of Default, Notice and Waiver" with respect to Sections 1004 through 1009, inclusive, and Section 1013 of each Indenture (which Sections would no longer be applicable to such Debt Securities) or described in clause (vii) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

Conversion Rights

     The terms and conditions, if any, upon which the Debt Securities are convertible into Common Shares or Preferred Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Shares or Preferred Shares, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

Global Securities

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in Debt Securities represented by Global Securities.

                        DESCRIPTION OF PREFERRED SHARES

General

     The Company is authorized to issue 10,000,000 preferred shares of beneficial interest, $.03 par value per share (the "Preferred Shares"), of which 3,000,000 shares of 7.44% Series A Cumulative Redeemable Preferred Shares with a liquidation preference of $25.00 per share were outstanding at March 31, 1998.

     The following description of the Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. The statements below describing the Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Restated Declaration of Trust, as amended (the "Declaration of Trust") and Bylaws and applicable statement of designations (the "Statement of Designations").

Terms

     Subject to the limitations prescribed by the Declaration of Trust, the Board of Trust Managers is authorized to fix the number of shares constituting each series of Preferred Shares and the designations, preferences, conversion, exchange or other rights, participations, voting powers, options, restrictions, limitations, special rights or relations, limitations as to dividends, qualifications, terms and conditions of redemption and such other subjects or matters as may be fixed by resolution of the Board of Trust Managers. The Preferred Shares will, when issued, be fully paid and nonassessable by the Company (except as described under "Shareholder Liability" below) and will have no preemptive rights.

     Reference is made to the Prospectus Supplement relating to the Preferred Shares offered thereby for specific terms, including:

     1.   The title and stated value of such Preferred Shares;

     2. The number of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

     3. The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

     4. The date from which dividends on such Preferred Shares shall accumulate, if applicable;

     5. The procedures for any auction and remarketing, if any, for such Preferred Shares;

     6.   The provision for a sinking fund, if any, for such Preferred Shares;

     7.   The provision for redemption, if applicable, of such Preferred Shares;

     8.   Any listing of such Preferred Shares on any securities exchange;

     9. The terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares of the Company, including the conversion price (or manner of calculation thereof);

     10. Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares;

     11. A discussion of federal income tax considerations applicable to such Preferred Shares;

     12. The relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

     13. Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

     14. Any limitations on direct or beneficial ownership and restriction on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

Rank

     Unless otherwise specified in the Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Shares or other Capital Shares of the Company, and to all equity securities ranking junior to such Preferred Shares, (ii) on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares, and (iii) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank senior to the Preferred Shares. The term "equity securities" does not include convertible debt securities.

Dividends

     Holders of the Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Trust Managers of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to Holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Trust Managers of the Company.

     Dividends on any series of the Preferred Shares may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trust Managers of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are noncumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     If Preferred Shares of any series are outstanding, no dividends will be declared or paid or set apart for payment on the Preferred Shares of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per Preferred Share of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Shares or other Capital Shares ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Shares, or any other Capital Shares of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, nor shall any Common Shares, or any other Capital Shares of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for such Capital Shares of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

     Any dividend payment made on shares of a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

Redemption

     If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and
(ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of Preferred Shares shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series, and, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for Capital Shares of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series.

     If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of Preferred Shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares will terminate. If fewer than all of the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Shares, excess shares or any other class or series of Capital Shares of the Company ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Shares shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of Capital Shares of the Company ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of Capital Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of Capital Shares ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

Voting Rights

     Holders of the Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Whenever dividends on any Preferred Shares shall be in arrears for six consecutive quarterly periods, the holders of such Preferred Shares (voting separately as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Trust Managers of the Company at the next annual meeting of shareholders and at each subsequent meeting until (i) if such series of Preferred Shares has a cumulative dividend, all dividends accumulated on such series of Preferred Shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Shares does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trust Managers of the Company will be increased by two Trust Managers.

     Unless provided otherwise for any series of Preferred Shares, so long as any Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of two-thirds of the shares of each series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class),
(i) authorize or create, or increase the authorized or issued amount of, any class or series of Capital Shares ranking prior to such series of Preferred Shares with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized Capital Shares of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or (ii) amend, alter or repeal the provisions of the Company's Declaration of Trust or the Statement of Designations for such series of Preferred Shares, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Shares and provided further that (A) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or (B) any increase in the number of authorized shares of such series or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Conversion Rights

     The terms and conditions, if any, upon which any series of Preferred Shares are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Shares.

Shareholder Liability

     As discussed below under "Description of Common Shares - Shareholder Liability," the Declaration of Trust provides that no shareholder, including holders of Preferred Shares, shall be personally liable for the acts and obligations of the Company and that the funds and property of the Company shall be solely liable for such acts or obligations. The Declaration of Trust provides that, to the extent practicable, each written instrument creating an obligation of the Company shall contain a provision to that effect. By statute, the State of Texas provides limited liability for shareholders of a REIT organized under the Texas Real Estate Investment Trust Act (the "REIT Act"). However, certain jurisdictions may not recognize the limited liability provided shareholders under the REIT Act and, therefore, a shareholder may be held personally liable to the extent that such claims are not satisfied by the Company. Because of the uncertainty that may exist in the laws of certain states in which the Company owns property or conducts business, wholly owned subsidiary corporations are utilized to own properties in such states. Any risk of personal liability to shareholders is limited to situations in which the Company's assets would be insufficient to satisfy the claims against the Company and its shareholders. The Company believes that its operations have been conducted and will continue to be conducted in such a way so as to avoid, as far as possible, ultimate liability of the shareholders for liabilities of the Company.

Restrictions on Ownership

     As discussed below under "Description of Common Shares - REIT Qualification," for the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding Capital Shares may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain other actions to limit the beneficial ownership, directly or indirectly, by a single person to not more than 9.8% of the Company's outstanding equity securities, including any Preferred Shares of the Company. Therefore, the Statement of Designations for each series of Preferred Shares will contain certain provisions restricting the ownership and transfer of the Preferred Shares. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Shares.

                         DESCRIPTION OF COMMON SHARES

General

     The Common Shares are issued pursuant to the Declaration of Trust. The Common Shares, par value $.03 per share, are equal with respect to distribution and liquidation rights, are not convertible, have no preemptive rights to subscribe for additional Common Shares, are nonassessable (except as described under "Shareholder Liability" below) and are transferable in the same manner as shares of a corporation. Each shareholder is entitled to one vote in person or by proxy for each Common Share registered in his name and has the right to vote on the election or removal of Trust Managers, amendments to the Declaration of Trust, proposals to terminate, reorganize, merge or consolidate the Company or to sell or dispose of substantially all of the Company's property and with respect to certain business combinations. The Company will have perpetual existence unless and until dissolved and terminated. Except with respect to the foregoing matters, no action taken by the shareholders at any meeting shall in any way bind the Trust Managers. The Common Shares offered by the Company will be, when issued, fully paid and nonassessable (except as described under "Shareholder Liability" below).

     Several provisions in the Declaration of Trust may have the effect of deterring a take-over of the Company. These provisions restrict ownership of the Company's outstanding equity securities by a single person to not more than 9.8% of such securities to assist in protecting and preserving the qualification of the Company as a REIT under the Code and include a "fair price" provision that would deter a "two-stage" take-over transaction by requiring an 80% vote of outstanding securities entitled to vote thereon for certain defined "business combinations" with shareholders owning more than 50% of the equity securities considered for such purposes if the transaction is neither approved by the Board of Trust Managers nor meets certain price and procedural conditions.

REIT Qualification

     The Company operates in a manner intended to qualify it for treatment as a REIT under Sections 856 through 860 of the Code. In general, a REIT that distributes to its shareholders at least 95% of its taxable income (other than net capital gain) for a taxable year and that meets certain other conditions will not be taxed on income (including net capital gain) distributed for that year. If the Company fails to qualify as a REIT in any taxable year, it will be taxed as a corporation for that year, and distributions to its shareholders will not be deductible by the Company in computing its taxable income. In such case, the Company will likely be disqualified from being treated as a REIT for the ensuing four taxable years. Failure to qualify as a REIT could result in the Company incurring indebtedness and perhaps liquidating investments in order to pay its taxes, and could have a material adverse effect upon the market price of the Company's outstanding securities.

     Among the requirements which must be met in order for the Company to qualify as a REIT is that no more than 50% in value of the outstanding capital shares, including in some circumstances capital shares into which outstanding securities (including the Securities) might be converted, may be owned actually or constructively by five or fewer individuals or certain other entities at any time during the last half of the Company's taxable year. To assist the Company in meeting this requirement, the Declaration of Trust limits persons to ownership of not more than 9.8% of the outstanding equity securities of the Company, including Common Shares. For purposes of such ownership limit, convertible securities (whether in registered or bearer form) are treated as if such securities had been converted in calculating the ownership limit. The Declaration of Trust provides that any attempted transfer of Common Shares or Preferred Shares that would cause a person to exceed the limit shall be null and void. However, because the Code imposes broad attribution rules in determining constructive ownership, no assurance can be given that the restrictions of the Declaration of Trust will be effective in maintaining the Company's REIT status. Further, owners of more than 6.5% of the Common Shares as of January 19, 1988 (currently only Stanford Alexander, who at March 31, 1998 beneficially owned approximately 8.1% of the outstanding Common Shares) are exempted from the limit. Without shareholder approval, the Company may issue an unlimited number of securities, warrants, rights or other options to purchase Common Shares and other securities convertible into Common Shares.

Shareholder Liability

     The Declaration of Trust provides that no shareholder shall be personally liable for the acts and obligations of the Company and that the funds and property of the Company shall be solely liable for such acts or obligations. The Declaration of Trust provides that, to the extent practicable, each written instrument creating an obligation of the Company shall contain a provision to that effect. By statute, the State of Texas provides limited liability for shareholders of a REIT organized under the REIT Act. However, certain jurisdictions may not recognize the limited liability provided shareholders under the REIT Act and, therefore, a shareholder may be held personally liable to the extent that such claims are not satisfied by the Company. Because of the uncertainty that may exist in the laws of certain states in which the Company owns property or conducts business, wholly-owned subsidiary corporations are utilized to own properties in such states. Thus, any risk of personal liability to shareholders is limited to situations in which the Company's assets would be insufficient to satisfy the claims against the Company and its shareholders. The Company believes that its operations have been conducted and will continue to be conducted in such a way so as to avoid, as far as possible, ultimate liability of the shareholders for liabilities of the Company.

Registrar and Transfer Agent

     The Registrar and Transfer Agent for the Common Shares is Society National Bank, Cleveland, Ohio. The Common Shares are listed on the New York Stock Exchange (Symbol: WRI).

                      DESCRIPTION OF SECURITIES WARRANTS

     The Company may issue Securities Warrants (which may include subscription rights distributed to the Company's shareholders) for the purchase of Debt Securities, Preferred Shares or Common Shares. Securities Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrants of such series and will not assure any obligation or relationship of agency or trust for or with any holders or beneficial owners of Securities Warrants. The following summaries of certain provisions of the Warrant Agreement and the Securities Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Securities Warrant certificates relating to each series of Securities Warrants which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Securities Warrants.

     If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including, in the case of Securities Warrants for the purchase of Debt Securities, the following where applicable: (i) the offering price; (ii) the denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants;
(iii) the designation and terms of any series of Debt Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with such Debt Securities; (iv) the date, if any, on and after which such Securities Warrants and the related series of Debt Securities will be transferable separately; (v) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vi) the date on which the right to exercise such Securities Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (vii) whether the Securities Warrants will be issued in registered or bearer form; (viii) any special United States federal income tax consequences; (ix) the terms, if any, on which the Company may accelerate the date by which the Securities Warrants must be exercised; and (x) any other material terms of such Securities Warrants.

     In the case of Securities Warrants for the purchase of Preferred Shares or Common Shares, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants, the exercise price, and in the case of Securities Warrants for Preferred Shares, the designation, aggregate number and terms of the series of Preferred Shares purchasable upon exercise of such Securities Warrants; (iii) the designation and terms of any series of Preferred Shares with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with such Preferred Shares;

(iv) the date, if any, on and after which such Securities Warrants and the related series of Preferred Shares or Common Shares will be transferable separately; (vi) any special United States federal income tax consequences; and
(vii) any other material terms of such Securities Warrants.

     Securities Warrant certificates may be exchanged for new Securities Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrant to purchase Debt Securities, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal, premium, if any, or interest, if any, on such Debt Securities or to enforce covenants in the applicable indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Shares or Common Shares, holders of such Securities Warrants will not have any rights of holders of such Preferred Shares or Common Shares, including the right to receive payments of dividends, if any, on such Preferred Shares or Common Shares, or to exercise any applicable right to vote.

Exercise of Securities Warrants

     Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of Preferred Shares or Common Shares, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

     Securities Warrants may be exercised by delivering to the Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities, Preferred Shares or Common Shares, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five (5) business days, of the Securities Warrant certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities, Preferred Shares or Common Shares, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant certificate are exercised, a new Securities Warrant certificate will be issued for the remaining amount of Securities Warrants.

Amendments and Supplements to Warrant Agreement

     The Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

Common Shares Warrant Adjustments

     Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of Common Shares covered by, a Common Shares Warrant are subject to adjustment in certain events, including (i) payment of a dividend on the Common Shares payable in shares of beneficial interest, share splits, combinations or reclassification of the Common Shares; (ii) issuance to all holders of Common Shares of rights or warrants to subscribe for or purchase Common Shares at less than their current market price; and (iii) certain distributions of evidences of indebtedness or assets (including securities but excluding cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in Common Shares) or of subscription rights and warrants (excluding those referred to above).

     No adjustment in the exercise price of, and the number of Common Shares covered by, a Common Shares Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would cause a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of Common Shares covered by, a Common Shares Warrant will not be adjusted for the issuance of (i) Common Shares, (ii) any securities convertible into or exchangeable for Common Shares, or (iii) any securities carrying the right or option to purchase or otherwise acquire Common Shares, in exchange for cash, other property or services.

     In the event of any (i) consolidation or merger of the Company with or into any entity (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding Common Shares); (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company; or (iii) reclassification, capital reorganization or change of the Common Shares (other than solely a change in par value or from par value to no par value), then any holder of a Common Shares Warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such Common Shares Warrant the kind and amount of shares of stock or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's Common Shares Warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the Common Shares Warrant following any such event consists of common stock of the surviving entity, then from and after the occurrence of such event, the exercise price of such Common Shares Warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock were Common Shares.

                             PLAN OF DISTRIBUTION

     The Company may sell Securities to or through one or more underwriters for public offering and sale, or may also sell Securities directly to other purchasers or through agents in exchange for cash or other consideration (including real properties) as may be specified in the applicable Prospectus Supplement. Direct sales to purchasers may also be accomplished through subscription rights distributed to the Company's shareholders. In connection with distribution of subscription rights to shareholders, if all of the underlying Securities are not subscribed for, the Company may sell such unsubscribed Securities directly to third parties or may engage the services of underwriters to sell such unsubscribed Securities to third parties as may be specified in the applicable Prospectus Supplement. Any underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices (any of which may represent a discount from the prevailing market prices). The Company also may offer and sell the Securities in exchange for one or more of its then outstanding issues of debt or convertible debt securities. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Securities upon the terms and conditions set forth in the applicable Prospectus Supplement.

     In connection with the sale of Securities, underwriters may receive or be deemed to have received compensation from the Company or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions they receive from the Company, and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

     Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Shares which are listed on the New York Stock Exchange. Any Common Shares sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. The Company may elect to list any series of Debt Securities or Preferred Shares on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Securities.

     Under agreements the Company may enter into, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Company in the ordinary course of business.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Each contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to contracts shall be not less or more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that (i) the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                                LEGAL OPINIONS

     The legality of the Securities offered hereby as well as certain federal income tax matters will be passed upon for the Company by Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., 2001 Ross Avenue, Suite 3000, Dallas, Texas 75201.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The Statement of Revenue and Certain Expenses of Rainbow Plaza Shopping Center for the period January 1, 1997 to October 22, 1997, incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K dated April 24, 1998 has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Coronado Center, Ltd., Eastdale Center, Ltd., Mesquite Center, Ltd., and Tempe Valley Plaza, Ltd., in each case including the balance sheets as of December 31, 1997 and the related statements of income, venturer's capital and cash flows for each of the three years in the period ended December 31, 1997, included in the Company's Current Report on Form 8-K dated April 24, 1998 have been audited by Ernst & Young LLP, independent auditors, as stated in their reports thereon which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED.

                               -----------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary..............................................  S-2
Use of Proceeds............................................................  S-5
Capitalization.............................................................  S-5
Description of the Series B Preferred Shares...............................  S-6
Certain Federal Income Tax Considerations.................................. S-11
Underwriting............................................................... S-15
Ratings.................................................................... S-16
Legal Matters.............................................................. S-16
Experts.................................................................... S-16
                                   PROSPECTUS
Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
The Company................................................................    3
Use of Proceeds............................................................    3
Certain Ratios.............................................................    3
Description of Debt Securities.............................................    4
Description of Preferred Shares............................................   15
Description of Common Shares...............................................   20
Description of Securities Warrants.........................................   21
Plan of Distribution.......................................................   23
Legal Opinions.............................................................   24
Experts....................................................................   24

                               3,600,000 SHARES

                          WEINGARTEN REALTY INVESTORS

                                7.125% SERIES B
                             CUMULATIVE REDEEMABLE
                               PREFERRED SHARES

                               -----------------

                             PROSPECTUS SUPPLEMENT

                               -----------------


              [LOGO OF WEINGARTEN REALTY INVESTORS APPEARS HERE]

                          EDWARD D. JONES & CO., L.P.

                               October 20, 1998